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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2001

CIBER, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-23488	38-2046833
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5251 DTC Parkway, Suite 1400, Greenwood Village, Colorado 80111
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (303) 220-0100

CIBER, Inc.
Information to be included in the Report

Item 2.  Acquisition or Disposition of Assets.

    On October 15, 2001, CIBER, Inc. acquired Metamor Industry Solutions, Inc. and its subsidiary, Metamor Government Solutions, Inc. CIBER acquired all of the outstanding stock of Metamor Industry Solutions, Inc. from PSINet Consulting Solutions Holdings, Inc., a subsidiary of PSINet, Inc., for consideration of approximately $37.5 million, subject to adjustment as provided for in the Stock Purchase Agreement, as amended. CIBER used a combination of cash on hand and borrowing under its $40 million line of credit with Wells Fargo Bank, NA. for the consideration. The acquired operations provide IT consulting services to federal, state and local government.

Item 7.  Financial Statements and Exhibits.

  (a)
  Financial statements of business acquired.

    It is currently impractical for CIBER, Inc. to provide the required financial statements of Metamor Industry Solutions, Inc. CIBER, Inc. will file the required financial statements by amendment as soon as they are available, and in any event, no later than 60 days from the date hereof.

  (b)
  Pro forma financial information.

    It is currently impractical for CIBER, Inc. to provide the required pro forma financial information related to the acquisition of Metamor Industry Solutions, Inc. CIBER, Inc. will file the required pro forma financial information by amendment as soon as it is available, and in any event, no later than 60 days from the date hereof.

  (c)
  Exhibits.
2.1
Stock Purchase Agreement dated September 7, 2001 by and among CIBER, Inc., PSINet Consulting Solutions Holdings, Inc. and PSINet Inc. Amendment Agreement dated October 9, 2001 and Closing Agreement dated October 15, 2001. The exhibits and schedules to the Stock Purchase Agreement, which are listed in the Agreement, are omitted. CIBER agrees to supplementally furnish to the Commission a copy of any such exhibit or schedule upon request.
99.1	CIBER News Release dated October 16, 2001 announcing "CIBER Closes Major Acquisition."

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

CIBER, INC.
Date: October 30, 2001	By:	/s/ CHRISTOPHER L. LOFFREDO Christopher L. Loffredo V.P./Chief Accounting Officer

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CIBER, Inc. Information to be included in the Report
SIGNATURE